Filed Pursuant to Rule 433

Registration Statement No. 333-157658

Final Term Sheet dated May 13, 2009 supplementing

the Preliminary Prospectus Supplement dated May 13, 2009

Final Term Sheet

ArcelorMittal

$750,000,000

aggregate principal amount of its

9% Notes due 2015

This final term sheet dated May 13, 2009 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 13, 2009 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	9% Notes due 2015 (the “Notes”)

Size:	$750,000,000

Price:	98.931%

Maturity:	February 15, 2015, unless earlier redeemed

Interest rate:	9% per annum

Yield to Maturity:	9.250%

Benchmark Treasury:	1.875% April 2014

Spread to Benchmark Treasury:	T+727.7

Benchmark Treasury Price and Yield:	99-17 1/4 / 1.973%

Interest payment dates:	August 15 and February 15 of each year, beginning on August 15, 2009

Proceeds to company before expenses	$739,357,500

Change of control:	101%

Make Whole Spread:	T+50

Trade date:	May 13, 2009

Settlement:	T+5; May 20, 2009

CUSIP:	03938LAL8

ISIN:	US03938LAL80

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa2” by Moody’s; “BBB+” by Standard & Poor’s; and “BBB+” by Fitch.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Underwriters

Joint Bookrunning Managers

J.P. Morgan Securities Inc. (Global Coordinator)

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. Incorporated

Co-Lead Managers

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

It is expected that delivery of the Notes will be made against payment therefor on or about May 20, 2009 which will be 5 business day following the date of pricing of the Notes hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade at the commencement of trading will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., at 1-212-834-4533; Citigroup Global Markets Inc., toll free at 1-877-858-5407; or HSBC Securities (USA) Inc., toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

Final Term Sheet

ArcelorMittal

$1,500,000,000

aggregate principal amount of its

9.85% Notes due 2019

This final term sheet dated May 13, 2009 relates only to the securities described below and should be read together with the preliminary prospectus supplement dated May 13, 2009 and the accompanying prospectus (including the documents incorporated by reference in the Preliminary Prospectus and the accompanying prospectus) (together, the “Preliminary Prospectus”) before making a decision in connection with an investment in the securities. Terms used but not defined herein have the meaning ascribed to them in the Preliminary Prospectus.

Issuer:	ArcelorMittal

Security description:	9.850% Notes due 2019 (the “Notes”)

Size:	$1,500,000,000

Price:	97.522%

Maturity:	June 1, 2019, unless earlier redeemed

Interest rate:	9.850% per annum

Yield to Maturity:	10.250%

Benchmark Treasury:	3.125% May 2019

Spread to Benchmark Treasury:	T+713.4

Benchmark Treasury Price and Yield:	100-02+ / 3.116%

Interest payment dates:	June 1 and December 1 of each year, beginning on December 1, 2009

Proceeds to company before expenses	1,456,080,000

Change of control:	101%

Make Whole Spread:	T+50

Trade date:	May 13, 2009

Settlement:	T+5; May 20, 2009

CUSIP:	03938L AM6

ISIN:	US03938LAM63

Denominations/Multiple:	2,000 x 1,000

Ratings:

Expected to be “Baa2” by Moody’s; “BBB+” by Standard & Poor’s; and “BBB+” by Fitch.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Underwriters

Joint Bookrunning Managers

J.P. Morgan Securities Inc. (Global Coordinator)

Citigroup Global Markets Inc.

HSBC Securities (USA) Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. Incorporated

Co-Lead Managers

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

It is expected that delivery of the Notes will be made against payment therefor on or about May 20, 2009 which will be 5 business day following the date of pricing of the Notes hereof (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade at the commencement of trading will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting IDEA on the SEC web site at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities Inc., at 1-212-834-4533; Citigroup Global Markets Inc., toll free at 1-877-858-5407; or HSBC Securities (USA) Inc., toll free at 1-866-811-8049.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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